Consent of Independent Public Accountants



                  We hereby consent to the use of our report dated July 6, 1998, on the net assets available for Plan benefits of the Knight Transportation, Inc. 401(k) Plan and Trust Agreement as of December 31, 1997 and 1996, and the related statement of changes in net assets available for Plan benefits with fund information for the year ended December 31, 1997, included in this report on Form 11-K for the Knight Transportation, Inc. 401(k) Plan and Trust Agreement.





                                        /s/ Tull Forsberg & Olson

Phoenix, Arizona
July 8, 1998